Settlement and Release Deed

The undersigned, Yozma Hofsheet Ltd., hereby fully and finally releases, acquits and forever discharges e-SIM Ltd., its officers, shareholders, employees, affiliates and other related parties from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past or present, at law or in equity, whether known or unknown, which the undersigned or any party related to the undersigned, had, has, or may have had at any time in the past until and including the date of this letter, against e-SIM Ltd., including but not limited to any claims which relate to any debt of e-SIM Ltd. to the undersigned pursuant to the Consulting Agreement, dated August 7, 1997, between e-SIM Ltd. and Yozma Hofsheet Ltd. (the “Consulting Agreement”).

We hereby confirm that the Consulting Agreement is terminated and of no effect.

In witness whereof, the undersigned has signed this Settlement and Release Deed on this 24 day of July 2007

Yozma Hofsheet, Ltd.

By: